UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 5, 2006 (June 30, 2006)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(Registrant’s telephone number, including area code)

(408) 570-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2006, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of BEA Systems, Inc. (the “Company”), the Committee approved a compensation package (the “Compensation Package”) for Alfred Chuang, the Company’s Chairman of the Board, Chief Executive Officer and President for the fiscal year 2007. The Compensation Package provides for (1) a base salary of $900,000 effective May 1, 2006, with a target bonus that is 100% of the base salary and a performance bonus of $200,000 for fiscal year 2006; (2) an option to purchase 700,000 shares of the Company’s common stock with an exercise price of $12.93 pursuant to the 1997 Stock Incentive Plan (the “Plan”) of which 25% of the shares subject to the option shall vest on the first anniversary of the date of grant and an additional 1/48th of the shares shall vest monthly thereafter; (3) 233,000 restricted stock units issued pursuant to the Plan and subject to 25% annual vesting; (4) other perquisites, including, (A) reimbursement for up to $10,000 incurred in connection with tax, financial and estate planning services, (B) reimbursement for air travel related to the Company’s business and (C) use of a Company car and driver and related expenses; provided that Mr. Chuang will be responsible for all taxes consequences resulting from any imputed income attributable to personal use of the car and driver perquisite in accordance with applicable tax rules; and (5) eligibility to participate other benefits provided by the Company to similarly situated employees.

Mr. Chuang’s employment with the Company will continue to remain on an “at-will” basis and the terms and conditions of Mr. Chuang’s Amended and Restated Employment Agreement dated November 1, 2003, governing the terms of Mr. Chuang’s employment upon a change in control of the Company, shall remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer

Date: July 5, 2006